Exhibit 10.29

Plum Creek Timber Company, Inc.
Non-Employee Director Compensation

Non-employee directors each receive the following compensation for their service on the Board:

•	$60,000 annual cash retainer

•	$2,000 meeting fee for each meeting of the Board (one-half of this amount is paid for participation in any telephonic meeting unless otherwise determined by the Chairman of the Board)

•	Shares of the Company's common stock approximately equal in value to $110,000
The Chairman of the Board received an additional annual retainer of $60,000, and members of Board committees may receive the following amounts, depending upon their involvement with each committee of the Board:

•
Audit Committee-$15,000 annual cash retainer for the Chairperson of the Committee; $5,000 annual cash retainer for other Committee members. Members of the Committee receive a $2,000 fee for each meeting of the Committee (one-half of this amount is paid for participation in any telephonic meeting unless otherwise determined by the Committee Chairperson).

•
Compensation Committee-$10,000 annual cash retainer for the Chairperson of the Committee. Members of the committee receive a $1,500 fee for each committee meeting (one-half of this amount is paid for participation in any telephonic meeting unless otherwise determined by the Committee Chairperson).

•
Corporate Governance and Nominating Committee-$5,000 annual cash retainer for the Chairperson of the Committee. Members of the committee receive a $1,500 fee for each committee meeting (one-half of this amount is paid for participation in any telephonic meeting unless otherwise determined by the Committee Chairperson).

Directors have the choice to elect to take all or a portion of their Board fees in common stock of the Company and may defer all or part of their fee compensation. Directors are reimbursed for expenses incurred in connection with attending Board and committee meetings.